Exhibit 10.1

RETIREMENT AND CONSULTING AGREEMENT

The parties to this Retirement and Consulting Agreement (the “Agreement”) are Union Electric Steel Corporation (the “Company”) and Robert G. Carothers (the “Executive”). This Agreement is entered into and will become effective as of May 1, 2016 (the “Effective Date”).

The Executive has announced his decision to retire from the Company as Chairman and Chief Executive Officer and Chairman, President and Chief Executive Officer of the Forged and Cast Engineered Products Group effective April 30, 2016 (the “Retirement Date”). Following the Retirement Date, the Company wishes to retain the Executive for the purpose of providing, and the Executive has agreed to provide, certain consulting services. This Agreement is intended to set forth the terms applicable to the Executive’s retirement from the Company and the consulting arrangement following the Retirement Date.

NOW, THEREFORE, the parties, intending to be legally bound, agree as follows:

1. Resignation and Retirement. Effective on the Retirement Date, the Executive will resign from all positions with the Company and any subsidiaries of the Company then held by him, except for his position as a director of each of Gongchang Roll Co., Ltd and Union Electric Steel MG Roll Co., Ltd (a/k/a “Masteel Gongchang Roll Company”)) and the Executive’s employment with the Company will terminate due to his retirement.

2. Consulting Services.

(a) General. Beginning on May 1, 2016 and ending on May 31, 2017 (such period, subject to the extension and early termination provisions of Section 2(d) below, the “Consulting Period”), the Executive agrees to cooperate with the Company in the transition of management of the Company following Executive’s retirement and to provide such consulting services to the Company (the “Consulting Services”) as may be requested by the President of the Company or the Chief Executive Officer of Ampco-Pittsburgh Corporation and be agreed to by the Executive, which agreement may not be unreasonably withheld by Executive. The Executive agrees to provide up to five (5) days of Consulting Services to the Company per month during the Consulting Period with the exception of the entire months of February and March, 2017.

(b) Independent Contractor Status and Performance of Consulting Services. Nothing contained in this Agreement will be deemed to create an employment relationship between the Company and the Executive during the Consulting Period. In providing the Consulting Services, the Executive agrees and acknowledges that he is an independent contractor and will not have authority to bind the Company with respect to any matter. In rendering Consulting Services under this Agreement, the Executive will be free to arrange his own time, pursuits and work schedule and to determine the specific manner in which such services will be performed, without being required to observe any routine or requirement as to working hours.

(c) Non-exclusivity; Non-Competition. The Company agrees and acknowledges that Executive may offer consulting services to other persons (but not to any competitor of the Company or Ampco-Pittsburgh Corporation) during the Consulting Period, subject to the confidentiality and proprietary rights provisions of this Agreement. Notwithstanding the foregoing, the Executive agrees not to engage in, or carry on, directly or through any representative or affiliate, either for itself or as a member of a partnership or as a stockholder, investor, officer or director of a corporation or as an employee, agent, associate, adviser or consultant to or of any person, partnership, corporation or other entity, any business that is competitive with a business that the Company or any other subsidiary of Ampco-Pittsburgh Corporation is engaged in as of the Retirement Date; provided that nothing in this provision shall restrict the Executive from the Executive’s passive ownership of up to 2% of a publicly traded stock in one or more public companies engaged in a competing business. For the avoidance of doubt, any breach of this clause shall constitute a material breach of this Agreement.

(d) Extension or Early Termination of Consulting Period. This Agreement and the applicable Consulting Period may be extended beyond the term described in Section 2(a) by mutual agreement of the parties. Notwithstanding any provisions to the contrary in this Agreement, this Agreement may be terminated prior to May 31, 2017 and the Consulting Period will be deemed to have expired upon any of the following:

(i) the mutual written agreement of the parties providing for such termination;

(ii) upon written notice of such termination from either party to the other party, provided such notice is provided to the other party at least thirty (30) days prior to the effective date of the termination;

(iii) immediately upon notice by the Company to the Executive of the Executive’s breach of any covenant set forth in Sections 2(c), 8, and 9 of this Agreement;

(iv) upon the death of the Executive; and

(v) in the event of a material breach by the Executive of this Agreement, which remains uncured within 15 days after the Company provides written notice to the Executive of such breach.

3. Payments and Benefits.

(a) In Connection With Executive’s Retirement. Upon the Executive’s retirement and termination from employment with the Company, the Executive will be entitled to payment of all accrued, but unpaid, salary, bonus, vacation or paid time-off and business expenses (to the extent properly accounted for) as of the Retirement Date. In addition, the Executive will be entitled to all accrued and vested retirement benefits under any qualified or nonqualified plans or arrangements sponsored by the Company in accordance with the terms and provisions of such plans or arrangements; provided, the Executive will not accrue additional service or benefits under such plans during the Consulting Period. Following the expiration of the Consulting Period, the Executive will be covered by the Company’s retiree life insurance coverage in accordance with the terms of that arrangement.

(b) Bonus for 2016. The Executive will be eligible to receive a pro rata portion (4/12) of any short-term incentive award awarded under the Company’s short-term incentive program for the 2016 fiscal year, based on achievement of the applicable performance goals for the year. The pro rata award, if any, will be paid at the same time when short-term incentive awards are paid to other eligible employees of the Company. Except as described in this Section 3(b), the Executive will not be entitled to any bonus or incentive compensation during the Consulting Period.

(c) Automobile. The Executive will have the right to purchase the leased Company car, , at a price equal to the lesser of its then book value or market value on the date the right is accepted. This right will expire on May 31, 2017 and the Executive may continue to use the vehicle until that time.

(d) In Connection With Consulting Services. In consideration for the Consulting Services to be provided by the Executive under this Agreement, the Company agrees to pay or provide the Executive the following compensation or benefits during the Consulting Period:

(i) The amount of Two Hundred Fifty ($250) dollars per hour worked (collectively, the “Payments”) including travel hours (time in air or on road to get to destination) associated with out of town assignments;

(ii) The Company will arrange to provide the Executive at the Company’s expense with the same travel accident insurance coverage applicable to Executive immediately prior to the Retirement Date;

(iii) The Company will provide or reimburse the Executive for the cost of home computer, printer, cellular phone, iPad and secretarial support services;

(iv) The Company will reimburse the Executive for all out-of-pocket expenses reasonably and necessarily incurred in the performance of the Consulting Services in accordance with the travel and business expense reimbursement policies of the Company in effect from time to time. In the event of travel required outside of North America, Business Class Airline Service is allowed;

(v) All stock option, restricted stock units (“RSUs”) or performance share unit (“PSUs”) awards granted to the Executive and outstanding on the Retirement Date will, notwithstanding the terms of such awards, continue to vest during the Consulting Period as if the Executive had continued to be employed with the Company through the end of the Consulting Period, and to the extent the award is not vested as of the end of the Consulting Period, the terms regarding vesting and forfeiture of the award under the applicable award agreement will be applied at that time; in addition, to the extent vested, outstanding options will be exercisable by the Executive during the Consulting Period, and any post-employment exercise provisions will be applied at the end of the Consulting Period, but in no event may such options be exercised beyond the applicable expiration date or term of the option; and

(vi) The Executive will continue to be eligible to receive RSUs and PSUs or other equity awards during the Consulting Period, but such grants, if any, will be in the sole discretion of the Compensation Committee of the Board.

(e) Compliance with Section 409A. The parties to this Agreement intend that the Agreement complies with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), or an applicable exemption thereto, including, where applicable, the short-term deferral exception, and this Agreement will be interpreted in a manner consistent with that intention. For purposes of Section 409A of the Code, each payment made under this Agreement will be designated as a “separate payment” within the meaning of the Section 409A of the Code. Notwithstanding anything to the contrary herein, except to the extent any expense, reimbursement or in-kind benefit provided pursuant to this Agreement does not constitute a “deferral of compensation” within the meaning of Section 409A of the Code: (a) the amount of expenses eligible for reimbursement or in-kind benefits provided to the Consultant during any calendar year will not affect the amount of expenses eligible for reimbursement or in-kind benefits provided to the Consultant in any other calendar year, (b) the reimbursements for expenses for which the Consultant is entitled to be reimbursed will be made on or before the last day of the calendar year following the calendar year in which the applicable expense is incurred, and (c) the right to payment or reimbursement or in-kind benefits hereunder may not be liquidated or exchanged for any other benefit.

4. Reasonable Efforts. The Executive will use reasonable efforts to perform the Consulting Services in a prompt, competent and diligent manner consistent with the Company’s standards.

5. Proprietary Rights. The Executive agrees that all information, discoveries, inventions, improvements, strategies or overall business plan concepts arising from or in connection with the Consulting Services under this Agreement will be the sole property of the Company and the Executive will cooperate with the Company’s reasonable requests for the transfer of any such rights or interests from the Executive to the Company.

6. Taxes. The Executive acknowledges that he will be solely responsible for and the Company will have no liability with respect to any taxes (including penalties and interest) imposed by any Federal, state or local government on the Payments or any other benefits payable to or provided on behalf of the Executive for the Consulting Services under Section 3(d) of this Agreement.

7. Insurance and Indemnification. The Company agrees to insure and to indemnify and hold harmless the Executive from any and all claims and causes of action arising out of the performance of the Consulting Services to the same extent that it insures and indemnifies its officers and directors.

8. Non-Disparagement.

(a)	At all times hereafter, Executive will not disparage or criticize, orally or in writing, the business, products, policies, decisions, directors, officers or employees of the Company or any of its operating divisions, subsidiaries or affiliates to any person.

(b)

At all times hereafter, the Company and its officers, directors, employees and agents will not disparage or criticize, orally or in writing, Executive; provided that the foregoing shall not be construed to prevent either party from testifying truthfully before any court, tribunal or other legal proceeding. The Executive understands that the Company’s non-disparagement obligations under this section extend only to the Company’s and Ampco-Pittsburgh Corporation’s Board of

Directors and officers that report directly to the CEO of Ampco-Pittsburgh Corporation and only for so long as each individual is an employee or director of the Company.

9. Confidentiality; Non-Solicitation; Return of Company Property.

(a) Confidentiality. During the course of providing the Consulting Services, the Executive may obtain information that is considered to be confidential and proprietary information of the Company. The Executive agrees to maintain as confidential all confidential information received or obtained as a result of the services provided. At no time shall such confidential information be disclosed to any third party without the prior written consent of the Company. Notwithstanding the foregoing, the Executive will have no obligation under this Agreement to keep confidential any confidential information to the extent that a disclosure of it is required by law or is consented to by the Company.

(b) Non-Solicitation. During the Consulting Period, the Executive will not, directly or indirectly recruit, solicit or induce, or attempt to induce, any employee, consultant or vendor of the Company or its affiliates to terminate employment or any other relationship with the Company or its applicable affiliate.

(c) The Executive agrees, upon one or more requests from the Company, to deliver to it all documents and materials, of whatever nature, relating to the Company, its products and/or its services, including reports, files, memoranda, records, software, credit cards, door and file keys, computers, computer access codes, disks and instructional manuals and other physical or personal property which the Executive received, prepared or helped prepare in connection with the Executive’s employment with the Company. The Executive further agrees that he will not keep any copies or excerpts of any of the above items, other than personal items of continuing utility to the Executive.

10. Executive’s Understanding. The Executive acknowledges by signing this Agreement that the Executive has read and understands this document, that the Executive has conferred with or had opportunity to confer with the Executive’s attorney regarding the terms and meaning of this Agreement, that the Executive has had sufficient time to consider the terms provided for in this Agreement, that no representations or inducements have been made to the Executive except as set forth in this Agreement, and that the Executive has entered into this Agreement knowingly and voluntarily.

11. Miscellaneous.

(a) Entire Agreement. This Agreement represents the entire and only understanding between the parties on the subject matter hereof and supersedes any other agreements or understandings between them on such subject matter.

(b) Binding Effect, Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the heirs, executors, administrators, successors and assigns of the respective parties. Without the express written consent of the other party, neither the Company nor the Executive may assign any duties or right or interest hereunder or right to receive any money hereunder and any such assignment shall be void; provided, however, that without the Executive‘s consent the Company may assign its rights and obligations hereunder in their entirety to any successor to all or substantially all of its business, whether effected by merger or otherwise.

(c) Severability and Amendment. In the event any provision of this Agreement shall be determined in any circumstances to be invalid or unenforceable, such determination shall not affect or impair any other provision of this Agreement or the enforcement of such provision in other appropriate circumstances. This Agreement may be modified only by an instrument in writing executed by the parties hereto.

(d) Interpretative Matters; Counterparts. The headings of sections of this Agreement are for convenience of reference only and shall not affect its meaning or construction. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction will be applied against any party. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. In making proof of this Agreement it shall not be necessary to produce or account for more than one such counterpart.

(e) Governing Law and Conflicts. This Agreement is to be governed and construed according to the internal substantive laws of the Commonwealth of Pennsylvania, without regard to the principles of the conflicts of laws thereof.

IN WITNESS WHEREOF, and intending to be legally bound, the parties have executed this Agreement as of the date first written above.

UNION ELECTRIC STEEL CORPORATION

/s/ Rose Hoover
Rose Hoover, Vice President

EXECUTIVE

/s/ Robert G. Carothers
Robert G. Carothers